Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

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ROHM AND HAAS COMPANY,

Plaintiff, :
v. :
THE DOW CHEMICAL COMPANY and : C.A. No. 4309-CC
RAMSES ACQUISITION CORP., :
:
Defendants. :
:
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ORDER

               Plaintiff Rohm and Haas Company (“Rohm and Haas”) and defendants The Dow Chemical Company and Ramses Acquisition Corp. (collectively, “Dow”) consent to the entry of this order.

               WHEREAS, on July 10, 2008, Rohm and Haas entered into an Agreement and Plan of Merger (“the Merger Agreement”) with Dow, pursuant to which Dow agreed to acquire Rohm and Haas for $78 in cash per share of Rohm and Haas common stock (plus additional consideration) (the “Merger”);

               WHEREAS, in connection with the Merger Agreement, Rohm and Haas, Dow and certain shareholders of Rohm and Haas (the “Haas Trusts”) entered into a Voting Agreement, dated July 10, 2008;

               WHEREAS, on January 26, 2009, Rohm and Haas brought this action, seeking, among other things: (a) an order of specific performance requiring Dow to perform its obliga-

tions under the Merger Agreement and close the Merger immediately, and (b) an injunction preventing Dow from further breaching its obligations under the Merger Agreement;

                WHEREAS, on February 3, 2009, Dow filed an Answer and Defenses denying Rohm and Haas’s claims and asserting defenses;

               WHEREAS, pursuant to the Court’s Orders of February 5 and February 6, 2009, an expedited trial was scheduled to commence on March 9, 2009, to address Rohm and Haas’s claim for specific performance;

               WHEREAS, on March 9, 2009, the Haas Trusts and specified entities affiliated with Paulson & Co. Inc. (“Paulson”) entered into an agreement (the “Investment Agreement”) with Dow providing for the Haas Trusts and Paulson to make equity investments in Dow totaling $3 billion (the “Investments”):

               IT IS HEREBY ORDERED THAT:

               1. Dow shall perform its obligations under the Investment Agreement.

               2. Each of Dow and Merger Sub irrevocably agrees that it shall consummate the Merger on or before 3:00 p.m., New York City time, April 1, 2009, conditioned only upon (a) the Haas Trusts and Paulson complying with their respective obligations under the Investment Agreement and (b) Rohm and Haas complying in all material respects with its covenants under the Merger Agreement on or after March 9, 2009 through April 1, 2009 (to the extent such covenants by their terms contemplate performance during such period).

               3. The Court shall retain jurisdiction to enforce the terms of this Order.

SO ORDERED:
March 9th, 2009

/s/ William B. Chandler III
Chancellor